EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation of our annual report dated February 28, 2003, for the year ending December 31, 2002,for Gasel Transportation Lines, Inc. and its subsidiaries to be included in this Form 10-KSB, into the Company’s previously filed Registration Statement on Form 10-SB (file number 0-30185.)

/s/ VAN KREVEL & COMPANY
Dublin, Ohio
March 27, 2003